UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The NASDAQ Global Market
8.625% Senior Notes due 2026	HROWL	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On September 1, 2021, Harrow Health, Inc. (the “Company”) entered into a loan and security agreement in the principal amount of $13,500,000 (the “Loan Agreement”), as lender, with Melt Pharmaceuticals, Inc. (“Borrower”), as borrower. The Company owns approximately 44% of the equity interests of Borrower.

Funding. The Loan Agreement was fully funded at closing.

Interest Rate. Amounts borrowed under the Loan Agreement bear interest at twelve and one-half percent (12.50%) per annum, which can be paid in kind interest at the option of Borrower until the maturity date.

Interest Payments. The Loan Agreement permits Borrower to pay interest only on the principal amount loaned thereunder through the term.

Maturity. All amounts owed under the Loan Agreement will be due and payable on September 1, 2022.

Prepayment. Borrower may elect to prepay all, but not less than all, of the amounts owed under the Loan Agreement prior to the maturity date at any time.

Expenses. Borrower is obligated under the Loan Agreement to pay for certain expenses incurred by the Company through and after the date of the Loan Agreement, including certain fees and expenses relating to the preparation and administration of the Loan Agreement.

Security. Borrower has granted the Company a security interest in substantially all of Borrower’s personal property, rights and assets, including intellectual property rights, to secure the payment of all amounts owed under the Loan Agreement.

Covenants; Default. The Loan Agreement contains customary representations, warranties and covenants, including covenants by Borrower limiting additional indebtedness, liens, mergers and acquisitions, dispositions, investments, distributions, subordinated debt, and transactions with affiliates. The Loan Agreement includes customary events of default, and upon the occurrence of an event of default (subject to cure periods for certain events of default), all amounts owed by Borrower thereunder may be declared immediately due and payable by the Company, and the interest rate on the loan may be increased by three percent (3%) per annum.

Right of First Refusal. In connection with the Loan Agreement, the Company and Borrower entered into a Right of First Refusal Agreement providing the Company with the right, but not the obligation, to match any offer received by Borrower associated with the commercial rights to any of Borrower’s drug candidates for a period of five years following the effective date of the Loan Agreement.

The foregoing is only a brief description of the Loan Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On September 2, 2021, the Company and the Borrower issued a press release announcing the Loan Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Item	Description

10.1	Loan and Security Agreement, dated September 1, 2021, by and between the Company and Melt Pharmaceuticals, Inc.
99.1	Harrow Health and Melt Pharmaceuticals Press Release dated September 2, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: September 2, 2021	By:	/s/ Andrew R. Boll
Andrew R. Boll
Chief Financial Officer